                                                              Execution Copy
                                                                Exhibit 4.10

            SHARE PURCHASE AGREEMENT

     dated  20 October 2005

   between  VIATEL HOLDING (EUROPE) LTD

            Inbucon House, Wick Road,
            Egham, Surrey TW20 OHR, United Kingdom

            hereinafter: "SELLER"

       and  VIATEL HOLDING (BERMUDA) LTD
            Canon's Court, 22 Victoria Street, Hamilton, HM12, Bermuda

            hereinafter: "VHB"

       and  SWISSCOM FIXNET AG

            Alte Tiefenaustrasse 6, Worblaufen, CH-3050 Bern, Switzerland

            hereinafter: "PURCHASER"

concerning  The sale and purchase of all existing shares of CYBERNET (SCHWEIZ)
            AG

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Share Purchase Agreement dated 20 October 2005         Execution Copy*       2/2

TABLE OF CONTENTS

List of Annexes..............................................................     5

PREAMBLE.....................................................................     6

1   Definitions..............................................................     6

2   Sale and Purchase........................................................     9

    2.1     Objects of Sale and Purchase.....................................     9

    2.2     Purchase Price...................................................    10

    2.3     Adjustment of the Purchase Price.................................    10

3   Representations and Warranties of Seller and VHB.........................    12

    3.1     Capacity of Seller...............................................    12

    3.2     Capacity of VHB..................................................    13

    3.3     Incorporation and Authority of the Company.......................    14

    3.4     Capital Structure of the Company.................................    14

    3.5     Authorisations...................................................    14

    3.6     Compliance with Laws and Regulations.............................    14

    3.7     Financial Statements.............................................    14

    3.8     Litigation.......................................................    15

    3.9     Employees........................................................    15

    3.10    Social Security and Pensions.....................................    15

    3.11    Taxes............................................................    15

    3.12    Insurance........................................................    16

    3.13    Assets...........................................................    16

    3.14    Intellectual Property............................................    16

    3.15    Customer Contracts...............................................    16

    3.16    Absence of Certain Changes or Events.............................    16

    3.17    Data, Files, Records.............................................    17

    3.18    Fair Disclosure..................................................    17

    3.19    Business Acquisition.............................................    17

    3.20    Intercompany Loans and Waivers...................................    17

    3.21    Broker's Fee.....................................................    17

    3.22    No other Representations and Warranties..........................    17

4   Purchaser's Representations and Warranties...............................    17

    4.1     Incorporation and Authority of Purchaser.........................    17

    4.2     Effect of Execution of the Agreement.............................    17

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
    4.3     Financing............................................................   17

5   Indemnification..............................................................   17

    5.1     Indemnification by Seller and/or VHB.................................   17

            5.1.1  General Principle.............................................   17

            5.1.2  Liability of Seller and VHB...................................   17

            5.1.3  De Minimis Threshold..........................................   17

            5.1.4  Threshold.....................................................   17

            5.1.5  Maximum Recovery (Cap)........................................   17

            5.1.6  Exceptions....................................................   17

            5.1.7  Exclusions....................................................   17

    5.2     Indemnification by Purchaser.........................................   17

    5.3     Survival and Notice of Claims........................................   17

    5.4     Third Party Claims...................................................   17

6   Covenants....................................................................   17

    6.1     Filings and Notices to Authorities...................................   17

    6.2     Conduct from Signing to Closing......................................   17

    6.3     Indemnification......................................................   17

    6.4     Tax Indemnity........................................................   17

    6.5     Company's Board Members..............................................   17

    6.6     Information to Employees.............................................   17

    6.7     Insurance............................................................   17

    6.8     General Obligation of Purchaser following Closing....................   17

    6.9     Release from Security Documentation..................................   17

    6.10    Access to the Company................................................   17

    6.11    Access to Information after the Closing Date.........................   17

    6.12    Business Forecasts...................................................   17

    6.13    Preservation of Records..............................................   17

    6.14    Absence of Non-Compete...............................................   17

    6.15    Enforcement of other Divestiture Confidentiality Agreements..........   17

7   Conditions Precedent to Closing..............................................   17

    7.1     Conditions to Obligations of Each Party..............................   17

    7.2     Conditions to Obligations of Purchaser...............................   17

    7.3     Condition to Obligations of Seller...................................   17

8   Closing......................................................................   17

    8.1     Date and Location....................................................   17

    8.2     Seller's Obligations.................................................   17

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Share Purchase Agreement dated 20 October 2005         Execution Copy*       4/4

    8.3     Purchaser's Obligations.............................  17

9   Miscellaneous...............................................  17

    9.1     Transaction Costs...................................  17

    9.2     Confidentiality.....................................  17

    9.3     Public Announcements................................  17

    9.4     Waiver/Remedies.....................................  17

    9.5     Entire Agreement....................................  17

    9.6     Amendments and Modifications........................  17

    9.7     Duty to cooperate...................................  17

    9.8     Notices.............................................  17

    9.9     Severability........................................  17

    9.10    Assignment..........................................  17

    9.11    Drafted by all Parties..............................  17

    9.12    Governing Law.......................................  17

    9.13    Dispute Resolution..................................  17

    9.14    Counterparts........................................  17

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Share Purchase Agreement dated 20 October 2005         Execution Copy*       5/5

LIST OF ANNEXES

Annex 1    Disclosure Letter

Annex 2    Escrow Agreement

Annex 3    List of Security Documentation

Annex 4    Agreed Form of Termination of Intercompany Arrangements

Annex 5    Agreed Form of Releases

Annex 6    Data Room Index

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Share Purchase Agreement dated 20 October 2005         Execution Copy*       6/6

      PREAMBLE

      WHEREAS

      a) Cybernet (Schweiz) AG is a Swiss company limited by shares registered with the Commercial Register of the Canton Zurich, with a share capital of CHF 100'000.- (one-hundred thousand Swiss Francs), divided into 100 fully paid up bearer shares with a nominal value of CHF 1'000.- each (hereinafter referred to as the "COMPANY").

      b) In March 2003, the Company acquired all assets, liabilities and employees relating to its activity in the field of communication services (the "BUSINESS") by way of a business acquisition from a third party (the "BUSINESS ACQUISITION").

      c) In April 2004 and in June 2005, VHB was refinanced by funds granted by Morgan Stanley & Co., Incorporated and other investors (together the "INVESTORS"), whereby VHB, Seller, and all their affiliates (together the "VIATEL GROUP") entered into financing and security agreements (the "SECURITY DOCUMENTATION"), under which, amongst others, the shares and assets of the Company have been fully pledged in order to guarantee the payment obligations of VHB.

      d) The Company is a wholly owned subsidiary of Seller, which is a wholly owned subsidiary of VHB.

      e) Seller deems the sales process and the purchase price offered by Purchaser to be fair and the latter corresponding to the Company's market value, and therefore, Seller is willing to sell 100% of the Company's shares to Purchaser and Purchaser is willing to purchase all such shares.

      f) Purchaser has been provided access to information on the Company and its management and has undertaken a due diligence investigation.

      NOW THEREFORE, the Parties hereto agree as follows:

1     DEFINITIONS

      Adjustment Amount            As defined in Section 2.3

      Adjustment Period            As defined in Section 2.3

      Agreement                    This agreement and any and all present and
                                   future Annexes and amendments thereto

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Share Purchase Agreement dated 20 October 2005         Execution Copy*       7/7

      Annex                        Any and all annexes to this Agreement

      Business                     As defined in the Preamble

      Business Day                 Any day on which banks in Zurich,
                                   Switzerland, are open for the transaction of normal commercial business

      Business Acquisition         As defined in the Preamble

      CHF                          Swiss Francs, the lawful currency of
                                   Switzerland

      Closing, Closing Date        As defined in Section 8.1

      Company                      As defined in the Preamble

      Data Room Index A list of the documents disclosed to Purchaser in the data room (in agreed terms) and attached hereto as Annex 6

      Disclosure Letter            Formal letter (in agreed terms) of even date
                                   attached hereto as Annex 1 and delivered by Seller to Purchaser as at Signing (and updated at Closing (in agreed terms, whereby the Parties shall use reasonable best efforts to agree on a final form 5 (five) Business
                                   Days prior to Closing), to the extent
                                   permitted under Section 5.1.7)

      Escrow Agent                 Dr. Martin Hess, Wenger & Vieli, Zurich

      Escrow Agreement             The escrow agreement to be entered into by
                                   Seller, Purchaser and the Escrow Agent
                                   substantially in the form attached hereto in Annex 2

      Escrow Amount                As defined in Section 8.3(a)

      Financial Statements         As defined in Section 3.7

      Indemnifiable Party          As defined in Section 5.4

      Indemnifying Party           As defined in Section 5.4

      Independent Accountant       As defined in Section 2.3

      Intellectual Property Right  Any patent, trademark, design, domain name, copyright, right to use software (licenses), right in databases, and all other intellectual property rights (including applications for the protection thereof), in each case whether registered or unregistered

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Share Purchase Agreement dated 20 October 2005         Execution Copy*       8/8

      Intercompany Payable         The amount of CHF 18,168,909.41, transferred
                                   as receivable (Forderung) to VHB under the Transfer Agreement and transferred as payable
                                   (Zahlungsverpflichtung) to the Company under the Business Acquisition

      Investors                    As defined in the Preamble

      Key Person(s)                Rene M. Waser, Joao Folgado, Rene Maurer and
                                   Marcel Freiburghaus

      Liabilities                  Any losses, liabilities, damages, charges,
                                   actions, proceedings, claims and demands

      Lien Any lien, charge, encumbrance, or security interest, including but not limited to interests arising from options, pledges, mortgages, indentures, security agreements, rights of first refusal or rights of preemption, irrespective of whether such Lien arises under any agreement, covenant, other instrument, the mere operation of statutory or other laws or by means of a judgment, order or decree of any court, judicial or administrative authority, and shall also mean any approval or consent required from a third party to the exercise or full vesting of a right or title

      Material Adverse Event       Any event, change or occurrence between
                                   Signing and Closing which, individually or together with any other event, change or occurrence, has a material adverse effect on the assets, liabilities, revenues, profits or prospects of the Company that is so substantial as to fundamentally impair its value or its ability to operate the Business in the same manner as it is conducted as of the date hereof

      Notified Claims              As defined in Section 5.3

      Parties                      Seller and VHB and Purchaser

      Party Seller or VHB or Purchaser, as the context may require

      Purchase Price               As defined in section 2.2

      Purchaser                    As defined on the cover page of this
                                   Agreement

      Security Documentation       The financing and security agreements entered
                                   into between VHB or the Company or Seller and
                                   others
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Share Purchase Agreement dated 20 October 2005         Execution Copy*       9/9

                                   dated 21st April 2004 and June 2005 unless otherwise stated, as listed in Annex 3

      Seller                       As defined on the cover page of this
                                   Agreement

      Shares                       As defined in section 2.1

      Signing, Signing Date        The date and time of signing of this
                                   Agreement

      Tax, Taxes                   All tax liabilities, including income taxes
                                   (personal or corporate), capital taxes, stamp duties (both on the issuance and on the transfer of securities), withholding taxes, value added taxes and all other taxes, duties, levies or imposts payable to any competent taxing authority in any jurisdiction, as well as any interest, penalties, costs and expenses reasonably related thereto

      Transfer Agreement           The transfer agreement between Cybernet
                                   Internet Services International, Inc., VHB,
                                   Cybernet (Schweiz) AG and Viatel AG dated 4th
                                   March 2003

      Threshold                    As defined in Section 5.1.4

      VHB                          As defined on the cover page of this
                                   Agreement

      Viatel Group                 As defined in the Preamble

      Waiver Agreement(s)          The two Agreements on Waiver of Receivables
                                   made between VHB, the Company and Seller
                                   dated 30 March 2005 and the Agreement on
                                   Waiver of Receivables made between Viaphone
                                   AG, the Company and Seller dated 30 March
                                   2005

2     SALE AND PURCHASE

   2.1 OBJECTS OF SALE AND PURCHASE

      Subject to the terms and conditions of this Agreement, Seller undertakes to sell and, at the Closing Date, transfer to Purchaser and Purchaser undertakes to purchase from Seller the full and beneficial ownership, free and clear from any Liens, of 100% of the issued and outstanding shares of the Company, i.e. 100 fully paid-up bearer shares with a nominal value of CHF 1'000.- each (the "SHARES").

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     10/10

   2.2 PURCHASE PRICE

      The purchase price for the Shares shall be CHF 15,000,000.00 (fifteen million Swiss Francs) (the "PURCHASE PRICE"), subject to the adjustment in accordance with the provisions of Section 2.3.

   2.3 ADJUSTMENT OF THE PURCHASE PRICE

      The Purchase Price shall be adjusted (in accordance with the formula set out below) if the net revenue generated by the Company's Customers (extrapolated on a yearly basis) should decrease by CHF 1,000,000.00 (one million Swiss Francs) during the time period between Signing and the Closing Date (the "ADJUSTMENT PERIOD"), it being agreed that the provisions of this Section 2.3 shall not apply to any loss in net revenue which Seller reasonably believes is caused by (i) Purchaser (or other relevant affiliate of Purchaser) increasing the prices payable by the Company under the Contract for Broadband Connectivity Services Version 9.0 or the Contract for Data Transport Services Version 4.0 between Swisscom Fixnet Wholesale and the Company (together the "Supplier Agreements") or
      (ii) the making of any material amendment by Purchaser (or other relevant affiliate of Purchaser) to the other terms and conditions of such Supplier Agreements.

      The total adjustment amount shall be calculated pursuant to the following formula (the "ADJUSTMENT AMOUNT"):

      If,

      (i) (ASV- NCV) * 12 < CHF 1,000,000 means no adjustment of Purchase Price

      ii) (ASV-NCV) * 12 > or equal to CHF 1,000,000 means a price adjustment of (ASV- NCV)* 12 will be deducted from the Purchase Price

      Whereby:

      ASV shall mean the actual monthly sales volume of all Customers who have or have been given notice of termination of their agreement with the Company or have been disconnected (other than for reasons of maintenance or temporary service outage) during the Adjustment Period (the "TERMINATED CUSTOMERS"). The ASV of all Terminated Customers during the Adjustment Period will be added up; it being agreed that for the purposes of each such calculation, the actual monthly sales volume shall be measured as an average of the previous 3 (three) months sales volume or such lesser number of months as the relevant Customer has been a Customer of the Company; and

      NCV shall mean the aggregate of the actual monthly sales volume of all new Customers acquired by the Company during the Adjustment Period and any net increase in actual monthly sales volume

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     11/11

                  generated, during the Adjustment Period, by existing Customers of the Company. The NCV of all new Customers during the Adjustment Period will be added up and the NCV of all existing Customers will be measured on a per month basis; it being agreed that for the purposes of each such calculation, the actual monthly sales volume shall be measured as an average of the previous 3 (three) months sales volume or such lesser number of months as the relevant Customer has been a Customer of the Company.

      Customer For the purposes of this Section 2.3, Customer shall mean all connectivity (mostly xDSL), hosting and data center customers of the Company.

      The Adjustment Amount shall only be due if the net revenue generated by the Company's Customers (extrapolated on a yearly basis) for the Adjustment Period decreases by CHF 1,000,000.00 (one million Swiss Francs), or more, whereupon the full Adjustment Amount shall be payable by Seller to Purchaser.

      Within 20 (twenty) Business Days following Closing, Seller shall deliver to Purchaser a calculation of the adjustment, if any, together with copies of the relevant documentation supporting such calculation. Prior to such delivery, Seller shall so far as practicable consult with Purchaser with a view to eliminating any potential disagreement.

      Within 20 (twenty) Business Days following the delivery to Purchaser of Seller's notification and absent Purchaser notifying Seller within such period as to any dispute it may have as to Seller's determination, the Adjustment Amount calculated pursuant to this Section 2.3 shall be paid to Purchaser in cash from the Escrow Amount in accordance with the Escrow Agreement. Any difference between the Adjustment Amount and the Escrow Amount shall be paid by Seller to Purchaser in cash in immediately available funds by wire transfer.

      In case of a dispute over the Adjustment Amount, which Seller and Purchaser are unable to resolve (acting in good faith), Seller and Purchaser shall appoint an independent certified accountant, who shall have the function of an expert (Schiedsgutachter) as that term is defined in Section 258 of the Zurich Code of Civil Procedure, and not of an arbitrator ("INDEPENDENT ACCOUNTANT"). If the Parties are unable to agree on the appointment of the Independent Accountant within 20 (twenty) Business Days, the president of the Zurich Chamber of Commerce shall, upon the application of either Seller or Purchaser, appoint an Independent Accountant independently to establish, on behalf of both Parties, the Adjustment Amount.

      Seller and Purchaser shall ensure that the Independent Accountant will be furnished with all documents and information needed for the resolution of the dispute. Based thereon, the Independent Accountant shall determine the final and binding Adjustment Amount, which shall be paid to Purchaser within 5 (five) Business Days from the notification by the Independent Accountant in cash from the Escrow Amount in accordance with the Escrow Agreement. Any difference

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     12/12

      between the Adjustment Amount and the Escrow Amount shall be paid by Seller to Purchaser in cash in immediately available funds by wire transfer within 5 (five) Business Days from the notification by the Independent Accountant.

      The determination by the Independent Accountant shall be requested to be delivered within 20 (twenty) Business Days of his appointment and shall be final and binding on the parties except in the event of fraud, gross negligence or manifest error on the part of the Independent Accountant as a consequence of which the relevant part of his or her determination shall be void and the matter be remitted to the Independent Accountant for correction.

      The costs and expenses (including VAT) of the Independent Accountant shall be borne by Seller and Purchaser in equal shares.

      For the purposes of the calculation of the Adjustment Amount by Seller under this Section 2.3, Purchaser acknowledges that on and from Closing
      (a) Seller is entitled to retain copies of the relevant documentation supporting the calculation of the Adjustment Amount, which shall be kept strictly confidential and (b) should Seller request, Purchaser shall procure that Seller is given reasonable access (during normal business hours) to the management and documents of the Company to the extent necessary or reasonable to Seller to verify the determination by the Independent Accountant.

3     REPRESENTATIONS AND WARRANTIES OF SELLER AND VHB

      Subject to the limitations set forth in the Agreement, Seller and VHB hereby represent and warrant to Purchaser as of the date of this Agreement and as of the Closing Date the following matters except that those representations and warranties which are explicitly made as of a specific date shall be true and correct only as of such date. The expression "to the best knowledge of Seller" and any equivalent expressions used in this Agreement refers to matters, facts or circumstances which the Key Persons know or should have known at the Signing Date (for such Representations and Warranties given as per the Signing Date) or at the Closing Date (for such Representations and Warranties confirmed as per the Closing Date) given their position, duty and function within the Company. The expression "to the best knowledge of the board of Seller" or "to the best knowledge of the board of VHB" and any equivalent expressions used in this Agreement refers to matters, facts or circumstances which the members of the board of directors of Seller, or of VHB respectively, know or should have known at the Signing Date (for such Representations and Warranties given as per the Signing Date) or at the Closing Date (for such Representations and Warranties confirmed as per the Closing Date) given their position, duty and function.

   3.1 CAPACITY OF SELLER

      Seller is duly incorporated and validly existing under the laws of its place of incorporation and has full power and authority to sell, transfer and deliver to Purchaser the Shares and to perform all other undertakings under this

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      Agreement. This Agreement constitutes valid, legal and binding obligations of Seller, enforceable in accordance with its terms and conditions.

      The execution and delivery of this Agreement by Seller will not violate any provisions of the articles of association of Seller or any agreement, other than mentioned in this Agreement, which Seller is a party to. Seller does not require any governmental consent of any nature (other than mentioned in this Agreement) to enter into this Agreement and consummate the sale of the Shares under this Agreement.

      The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the sale of the Shares contemplated hereby have been duly authorised by all requisite corporate action on the part of Seller.

      Seller is the sole legal and beneficial owner of the Shares, free and clear of any Liens other than under the Security Documentation set forth in Annex 3, and each Share is fully paid and non-assessable. Upon delivery of the Shares provided for in Section 8.2(a), Purchaser will receive good and valid title to the Shares, free and clear of all Liens.

      There are no proceedings or investigations whatsoever pending or, to the best knowledge of the board of Seller, threatened against Seller which would compromise the consummation of the transactions under this Agreement. Seller is currently not the subject of any action or proceedings with a view to prevent or settle financial difficulties (including, but not limited to, receivership, bankruptcy proceedings or any similar actions), and no such proceedings are anticipated.

   3.2 CAPACITY OF VHB

      VHB is duly incorporated and validly existing under the laws of its place of incorporation and has full power and authority to enter into, and to perform all undertakings under, this Agreement. This Agreement constitutes valid, legal and binding obligations of VHB, enforceable in accordance with its terms and conditions.

      The execution and delivery of this Agreement by VHB will not violate any provisions of the bye-laws of VHB or any agreement, other than mentioned in this Agreement, which VHB is a party to. VHB does not require any governmental consent of any nature (other than mentioned in this Agreement) to enter into this Agreement.

      The execution and delivery of this Agreement by VHB and the performance by VHB of its obligations hereunder have been duly authorised by all requisite corporate action on the part of VHB.

      There are no proceedings or investigations whatsoever pending or, to the best knowledge of the board of VHB, threatened against VHB which would compromise the consummation of the transactions under this Agreement. VHB is currently not the subject of any action or proceedings with a view to prevent or settle financial

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     14/14

      difficulties (including, but not limited to, receivership, bankruptcy proceedings or any similar actions), and no such proceedings are anticipated.

   3.3 INCORPORATION AND AUTHORITY OF THE COMPANY

      The Company is duly incorporated in Switzerland and validly existing under Swiss law and has the full corporate power and authority to carry on its Business as presently conducted.

   3.4 CAPITAL STRUCTURE OF THE COMPANY

      The share capital of the Company is structured as described in the Preamble and, as of the Closing Date, shall be fully covered.

      The Shares have been issued and all contributions thereto have been paid in compliance with Swiss law. There are no outstanding rights that could require the Company to issue or sell any of its capital stock.

   3.5 AUTHORISATIONS

      The Company is in the possession of all necessary licenses and authorisations to operate its Business in Switzerland as currently conducted. The Company complies with all requirements necessary for the continuance of these licenses and authorisations.

   3.6 COMPLIANCE WITH LAWS AND REGULATIONS

      Neither the Company, nor its directors, officers and employees have breached, since the Business Acquisition, any legal rules and regulations whatsoever which could reasonably be expected to materially affect the Business, the liabilities or the financial condition of the Company.

   3.7 FINANCIAL STATEMENTS

      The audited statutory financial statements of the Company for the business year 2004 (the "2004 FINANCIAL STATEMENTS") were prepared in accordance with Swiss applicable rules and give a true and fair view of the financial position of the Company as at the date indicated and the results of the operations for the financial period included therein. To the extent that liabilities which are contingent in nature would not have been required by Swiss applicable rules to be recognised as liabilities in the 2004 Financial Statements, such contingent liabilities (as were outstanding as at the date indicated) have been disclosed in the notes to the 2004 Financial Statements. The review of the Company's financial statements as per 31 July 2005 (the "2005 FINANCIAL STATEMENTS" - the 2004 Financial Statements and the 2005 Financial Statements being jointly referred to as the "FINANCIAL STATEMENTS") has been performed in accordance with rule 910 of the Swiss Auditing Standards.

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   3.8 LITIGATION

      There is no pending and, to the best of Seller's knowledge, threatened litigation, arbitration, administrative proceeding, governmental inquiry or investigation involving the Company.

   3.9 EMPLOYEES

      To the best knowledge of Seller, the Company has at all times and in all respects in relation to each of its employees complied with all material obligations imposed on it by any relevant law, ordinance and agreement.

      The Company has no present obligation to make any severance payment or pay any compensation for loss of office or employment or a redundancy payment to any present or former employee or director, nor will such severance, compensation or redundancy payments be triggered as a consequence of the transaction contemplated by this Agreement.

      None of the Key Persons has given notice to terminate his employment, nor has notice to terminate been given by the Company. Subject to the letter of intent executed between Rene M. Waser and Purchaser relating to the terms of employment to be effective following the Closing, no amendment to the terms on which the Key Persons are engaged (including remuneration and ancillary fringe benefits) has been made, in the case of all Key Persons other than Rene Waser, since 31 March 2005, and in the case of Rene Waser, since 16 June 2005.

   3.10 SOCIAL SECURITY AND PENSIONS

      The Company is in compliance with all applicable pension and social security laws. All social security, pension fund, or similar payments due by the Company in favour of the employees under the law for any period ending before the Closing Date have been fully paid or are fully provided for. All employees of the Company are contractually bound to and will benefit from the performance of the Company's pension fund to the extent legally required. All contributions required to be made as at Closing under the terms of the law (as regards social security) have been made in a timely manner or have been adequately provisioned.

   3.11 TAXES

      All tax returns required to be filed prior to Closing by or with respect to Taxes payable or reimbursable by the Company have been filed in a timely manner. All such tax returns (i) have been prepared in the manner required by applicable law, (ii) are true, correct and complete, and (iii) accurately reflect the liability for Taxes of the Company. All Taxes (x) relating to a tax period prior to Closing, (y) caused or arising from acts or omissions prior to or at Closing, or (z) on hidden reserves as per Closing, have been timely paid or adequately reserved against. The Company is neither a party to any action or proceeding by any governmental Tax authority for non-payment of Taxes, nor has it received notice from such body of any claim for such non-payment of Taxes, and no tax return of any of the

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     16/16

      Company is currently under tax audit by any taxing authority and no written notice or other communication of any such tax audit has been received.

   3.12 INSURANCE

      All insurance policies held by the Company covering the Company, its employees or its Business are in full force and effect, and the Company is not in default with premium payment under any of them.

      There is no material claim outstanding under any of the insurance policies (or under any policies previously held by the Company), all material claims have been settled in full and there are no circumstances existing which are likely to give rise to such a claim.

      All incidents that occurred and became known before the Closing Date and that could result in a claim under any insurance policy have been or will be notified to the relevant insurers.

   3.13 ASSETS

      The Company has good title to or the valid right secured by contract to use, free and clear of any Liens other than under the Security Documentation set forth in Annex 3, all assets as reflected in the Financial Statements and needed for the continued conduct of the Business as it is currently being conducted; all such assets are in good working order (fair wear and tear excepted) and have been properly maintained.

   3.14 INTELLECTUAL PROPERTY

      The Company is entitled to use all Intellectual Property Rights required to conduct the Business as presently conducted. The Company has not received any complaint, claim or notice alleging any infringement, violation or misappropriation of third party Intellectual Property Rights, and, to the best knowledge of Seller, there is no basis for any such complaint, claim or notice. The Company has not agreed to indemnify any person or business entity for or against any infringement, misappropriation or other conflict with respect to such item.

   3.15 CUSTOMER CONTRACTS

      As of the Signing Date, all contracts with direct, resale and wholesale customers are valid, binding, enforceable in accordance with their terms and in full force and effect in all material respects. The Company has properly performed all of its obligations arising out of these contracts. No grounds for termination exist other than arising out of the ordinary course of business.

   3.16 ABSENCE OF CERTAIN CHANGES OR EVENTS

      Up to and on the Signing Date, the Business has in all respects been conducted in the ordinary and usual course, consistent with past practice, since 31 July 2005.

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     17/17

      In particular, the Company has not incurred any Liabilities other than those arising from the ordinary course of business, no action has been taken outside the ordinary course of business and no changes have occurred which affect negatively the assets, business, financial and earnings position of the Company outside of the ordinary course of business.

   3.17 DATA, FILES, RECORDS

      To the best knowledge of Seller, the Company has complied in all material respects with all relevant legal requirements with respect to data protection. All files, systems, data, books and records of the Company are complete and accurate and have been maintained in accordance with good business practices and the applicable legal requirements and, at the Closing, will be in the possession of the Company.

   3.18 FAIR DISCLOSURE

      All information disclosed by Seller or the Company to Purchaser is true, complete and not misleading and provides a fair and accurate picture of the business and financial situation of the Company. There is no material fact, which a reasonable purchaser would use for the assessment of the transactions under this Agreement, which has not been disclosed.

   3.19 BUSINESS ACQUISITION

      There are no Liabilities of whatsoever nature resulting from the Business Acquisition, or any activity prior to the Business Acquisition, except as reflected in the Financial Statements. In particular, the Intercompany Payable is fully and irrevocably settled, including any potential tax liabilities relating thereto, so that the Company is free and clear from any Liability arising from, or relating to, the Intercompany Payable.

   3.20 INTERCOMPANY LOANS AND WAIVERS

      As of the Closing Date, the Company is not party to any loan granted within the Viatel Group, including, but not limited to, any loan arising out of the Downstream Facility Agreements of 21st April 2004 and June 2005 and the Intercompany Treasury Agreement of 19 December 2002.

      The Waiver Agreements are valid and enforceable and in accordance with applicable law and the articles of incorporation of any party thereto.

   3.21 BROKER'S FEE

      Neither Seller nor VHB nor the Company has employed any broker, adviser, finder or other intermediary in connection with the transactions contemplated by this Agreement to whom it would be obligated to pay a broker's, finder's or similar fee or commission, except to Ernst & Young. Such fees and commissions will be paid by Seller or VHB.

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     18/18

      Neither Seller nor VHB nor the Company has established a management incentive plan in connection with the transactions contemplated by this Agreement under which it would be obligated to pay an incentive fee, except to Rene Waser. Such incentive fee, including any potential social security payable thereon, will be paid by Seller or VHB.

   3.22 NO OTHER REPRESENTATIONS AND WARRANTIES

      Seller and VHB do not make any other implied or express representations or warranties other than those set forth in Section 3 of this Agreement.

4     PURCHASER'S REPRESENTATIONS AND WARRANTIES

      Purchaser represents and warrants to Seller as follows:

   4.1 INCORPORATION AND AUTHORITY OF PURCHASER

      As of Signing and the Closing Date, Purchaser is duly incorporated and validly existing under the laws of Switzerland and has full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the purchase of the Shares contemplated hereby. This Agreement constitutes valid, legal and binding obligations of Purchaser, enforceable in accordance with its terms and conditions. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the purchase of the Shares contemplated hereby have been duly authorised by all requisite corporate action on the part of Purchaser.

   4.2 EFFECT OF EXECUTION OF THE AGREEMENT

      The execution and delivery of this Agreement by Purchaser do not violate any provisions of the articles of incorporation of Purchaser or any agreement, which Purchaser is a party to. Purchaser does not require any governmental consent of any nature other than mentioned in this Agreement in Section 7 to enter into this Agreement and to consummate the purchase of the Shares contemplated hereby. There are no proceedings or investigations whatsoever pending against Purchaser which could compromise the consummation of the transactions contemplated hereby.

   4.3 FINANCING

      As of Signing and the Closing Date, Purchaser has, and/or has available to it, all funds necessary to consummate the transactions contemplated by this Agreement.

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     19/19

  5     INDEMNIFICATION

    5.1 INDEMNIFICATION BY SELLER AND/OR VHB

5.1.1 GENERAL PRINCIPLE

      Any and all claims of Purchaser against Seller and/or VHB arising out of any breach of the representations or warranties of Seller and/or VHB contained in this Agreement shall exclusively be based on this Section 5. The liability of Seller and VHB shall be joint and several.

5.1.2 LIABILITY OF SELLER AND VHB

      In the event of any breach of the representations and warranties by Seller and/or VHB as contained in Section 3 of this Agreement, Seller and/or VHB shall indemnify Purchaser for all costs, reasonable expenses and damages suffered by Purchaser. Subject to Section 7, any other contractual or extra-contractual action or relief, in particular rescission of this Agreement ("Wandelung") pursuant to art. 205 of the Swiss Code of Obligations, is hereby expressly excluded.

5.1.3 DE MINIMIS THRESHOLD

      There shall be liability of Seller and/or VHB only with respect to such claims or series of related claims which, individually, exceed CHF 40'000 (forty thousand) each.

5.1.4 THRESHOLD

      There shall be liability of Seller and/or VHB only with respect to such claims or series of related claims as defined in Section 5.1.3 above which, in the aggregate exceed CHF 500'000 (five hundred thousand, the "Threshold"), whereupon Purchaser shall be entitled to recover all claims.

5.1.5 MAXIMUM RECOVERY (CAP)

      Subject to Section 5.1.6, Seller's and/or VHB's liability for misrepresentation and breach of the representations and warranties set out in Section 3 shall not exceed a total amount equal to 20% of the Purchase Price.

5.1.6 EXCEPTIONS

      None of the limitations set out in Sections 5.1.3, 5.1.4 and 5.1.5 shall apply to any willful or grossly negligent misrepresentation or breach of warranty.

      None of the limitations set out in Sections 5.1.3, 5.1.4 and 5.1.5 shall apply to the representations and warranties set out in Sections 3.1 (Capacity of Seller), 3.2 (Capacity of VHB), 3.4 (Capital Structure of the Company), 3.11 (Taxes), 3.19 (as with regard to the Intercompany Payable only) and 3.20 (Intercompany Loans and Waiver) of this Agreement. For claims relating to such representations

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     20/20

      and warranties, Seller's and/or VHB's liability shall not exceed a total amount equal to the Purchase Price.

5.1.7 EXCLUSIONS

      Seller's and/or VHB's liability shall be excluded or, as the case may be, reduced, if and to the extent that:

      a) the factual basis of the matter giving rise to a claim was fairly disclosed in the Disclosure Letter or in the Data Room Index (whereby it being agreed and understood that matters relating to the representations and warranties set out in Sections 3.4 (Capital Structure of the Company), 3.8 (Litigation), 3.19 (as with regard to the Intercompany Payable only) and 3.20 (Intercompany Loans and Waivers) of the Agreement shall not be deemed disclosed by reference to the documents listed in the Data Room Index, but exclusively by reference to the Disclosure Letter) in a manner that permitted Purchaser to reasonably accurately assess the impact of such facts, matters or circumstances.

            Where a representation and warranty is deemed to be made on the Signing Date and on the Closing Date, Seller shall have the right to update the Disclosure Letter until Closing, except with respect to the representations and warranties set forth in Sections 3.4 (Capital Structure of the Company), 3.7 (Financial Statements), 3.19 (as with regard to the Intercompany Payable only) and 3.20 (Intercompany Loans and Waivers), provided that such event so disclosed has occurred between the Signing Date and the Closing Date, in which case such disclosure (save where relating to an event that has occurred outside the ordinary and usual course of business) shall exclude any indemnification by Seller and/or VHB to the Purchaser. For the avoidance of doubt any and all claims of Purchaser arising out of any such disclosure made in respect of an event that has occurred outside the ordinary and usual course of business shall be exclusively based on this Section 5.

            The parties agree that the provisions of art. 200 of the Swiss Code of Obligations are hereby waived and replaced by the above; or

      b) such breach is remedied by specific performance of Seller, or VHB, as the case may be, as soon as reasonably practicable but not later than within 60 days following receipt of Purchaser's notice as per
            Section 5.3 hereunder; or

      c) Purchaser has received recovery for such damages or loss under any title whatsoever from a third party (including but not limited to recovery under any insurance policy), or, if non-recovery is the result of Purchaser's and, after Closing, the Company's failure to exercise its commercially reasonable efforts to obtain recovery; or

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     21/21

      d) the loss could have been avoided by Purchaser and, after Closing, by the Company had they complied with their legal obligation under Swiss law to minimize damages; or

      e) such damage or loss arises or increases as a result of (i) any new issued or modified legislation (including but not limited to tax legislation) after the Signing Date, or (ii) modified accounting principles after the Closing Date; or (iii) any failure to maintain insurance coverage at an appropriate level after the Closing Date; or

      f) the claim has been properly and specifically reserved for in the Financial Statements or in the accounts of the Company disclosed to Purchaser in the Data Room Index; or

      g) as a result of a claim for misrepresentation or breach of warranty, any tax payable by the Company is reduced; or

      h) the factual basis of the matter giving rise to a claim resulted in, and the resulting loss was recovered by Purchaser, through an adjustment of the Purchase Price in accordance with Section 2.3.

   5.2 INDEMNIFICATION BY PURCHASER

      Following the Closing, Purchaser shall indemnify Seller for all costs, reasonable expenses and damages suffered by Seller arising out of any misrepresentation or breach of warranty of Purchaser contained in Section 4 of this Agreement.

   5.3 SURVIVAL AND NOTICE OF CLAIMS

      The representations and warranties of the Parties contained in Section 3 and 4 above shall be valid and enforceable if notified in accordance with this Section as follows:

      (a) unless otherwise set out in this Section 5, on or before 12 (twelve) months after the Closing Date;

      (b) with regard to the representations and warranties in Section 3.10 (Social Security and Pensions) and 3.11 (Taxes), on or before the later of (i) 7 (seven) years after the Closing Date or (ii) on or before 6 (six) months after the assessment for the relevant Taxes has been determined and become legally-binding (rechtskraftig festgesetzt); and

      (c) with regard to the representations and warranties in Section 3.1 (Capacity of Seller), 3.2 (Capacity of VHB), 3.19 (as with regard to the Intercompany Payable and activities of the Company prior to the Business Acquisition only), and 3.20 (Intercompany Loans and Waivers) on or before the later of 5 (five) years after the Closing Date.

      Notice of claims, if any, shall be given in writing until such date, however, in any case no later than 30 (thirty) Business Days after the date on which the notifying

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     22/22

      party has obtained knowledge of the existence of such claims ("NOTIFIED CLAIMS"), provided, however, that failure to give a notice of claim consistent with this Section shall not reduce the liability of Seller and VHB unless they can demonstrate that damage has been caused or aggravated by virtue of Purchaser's failure to give timely notice in accordance with this Section, in which case Seller's and VHB's liability shall be reduced accordingly. The provisions of art. 201 and art. 210 of the Swiss Code of Obligations are hereby waived and replaced by the above.

      Notified Claims shall survive the deadlines set out in the first paragraph hereof provided the notifying party submits its claims to the arbitration court as set forth in Section 9.13, or otherwise interrupts the statute of limitation from expiring (Verjahrungsunterbruch) within 12 (twelve) months following the date of the notice of claims.

   5.4 THIRD PARTY CLAIMS

      If any claim is made against the Company and/or Seller and/or VHB or Purchaser that, if sustained, would give rise to an indemnity according to this Agreement, Seller and VHB and Purchaser, as the case may be, shall promptly (and in any event within 30 (thirty) Business Days) notify the other Party (the "INDEMNIFYING PARTY") of the claim and shall grant the other, or the other's designee, at the Indemnifying Party's sole expense, the opportunity to defend or settle the claim. The Indemnifying Party shall have the right to defend or settle, at its own expense and by its own counsel, any such matter involving the asserted liability of the Party seeking indemnification.

      If the Indemnifying Party undertakes to compromise or defend any such asserted liability, it shall promptly notify the other Party hereto entitled to indemnification (the "INDEMNIFIABLE PARTY") of its intentions to do so.

      The Indemnifiable Party shall cooperate with the Indemnifying Party or its counsel in the defense against any such asserted liability and in any compromise thereof. Such cooperation shall include, but not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party. If the Indemnifying Party desires to compromise any such asserted liability and the Indemnifiable Party refuses to consent to compromise, then the Indemnifying Party's liability under this Section with respect to such asserted liability shall be limited to the amount so offered in compromise, provided, however, that the Party which has filed the claim declares that it would have accepted such compromise offer. Under no circumstance shall the Indemnifiable Party compromise any such asserted liability without the written consent of the Indemnifying Party which shall not be unreasonably withheld or delayed.

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     23/23

6     COVENANTS

   6.1 FILINGS AND NOTICES TO AUTHORITIES

      Purchaser is responsible for any filing or notification to any competent governmental, regulatory or similar authority and to obtain any necessary approval in connection with and arising out of the purchase of the Shares, in particular, but without limitation, from the Swiss Federal Office of Communications (OfCom) and/or from the Swiss competition authorities.

      Seller undertakes to cooperate with Purchaser to the extent necessary with regard to all required notifications or filings.

   6.2 CONDUCT FROM SIGNING TO CLOSING

      Seller undertakes to conduct the Company's business from Signing until Closing in the ordinary and usual course consistent with its customary practice in the past 12 (twelve) months prior to the Signing.

      Unless specifically provided in this Agreement, Seller and, as the case may be, VHB shall not, and shall procure that the Company shall not without prior written approval of Purchaser (or, if applicable Merger Control Laws do not so permit, prior consultation of Purchaser) do any of the following from the date of this Agreement through to the Closing Date:

      (a) do anything that could materially interfere with, inhibit or impair the consummation of the transactions contemplated under this Agreement;

      (b)   do anything which could have a Material Adverse Effect;

      (c) make any change in the terms of employment of any director, officer or employee of any of the Company other than in accordance with existing agreements, collective bargaining arrangements or normal prior practice;

      (d) increase the number of employees of the Company other than as required by the ordinary and usual course of its business;

      (e) amend, modify or terminate or consent to the termination of any contract with direct, resale and wholesale customers, or amend, waive, modify, terminate or consent to the termination of any of its rights thereunder other than where such conduct is in the ordinary and usual course of its business;

      (f) amend, modify or terminate or consent to the termination of any lease agreement other than where such conduct is in the ordinary and usual course of its business;

      (g) pay, pre-pay, delay or postpone the payment of invoices other than where such conduct is in the ordinary and usual course of its business;

      (h) pay, discharge or satisfy any claim, liability or obligation other than where

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     24/24

            such conduct is in the ordinary and usual course of its business;

      (i) enter into, or increase or extend any liability under, any guarantee or indemnity other than where such conduct is in the ordinary and usual course of its business;

      (j) make, increase or extend any loan or advance or grant any credit to any third person or incur any indebtedness or other liability other than in the ordinary and usual course of its business;

      (k) borrow any money or incur any indebtedness or other liability as against a third party in excess of CHF 100'000 in the aggregate;

      (l) declare, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Shares;

      (m) change its method of accounting in effect at the date of this Agreement;

      (n) (i) make any investment in the voice service business other than where such conduct is in the ordinary and usual course of its business, or (ii) make any investment in fixed and intangible assets in excess of CHF 70,000 in the aggregate per month;

      (o) cancel, compromise, waive, or release any right or claim (or series of related rights and claims) outside the ordinary and usual course of its business;

      (p) grant, create or allow to be created any Lien over any of its assets other than charges arising by operation of law or in the ordinary and usual course of its business;

      (q)   agree to do any of the things referred to above.

      Seller and VHB hereby undertake, and procure to cause the Company, fully and promptly to inform Purchaser whenever they contemplate to do, or cause to be done, or propose to be done, an action that is or may be effected by the restrictions set forth in this Section or if an event occurs that could materially interfere with the consummation of the transactions contemplated by this Agreement.

   6.3 INDEMNIFICATION

      Seller and VHB jointly and severally agree to fully indemnify Purchaser if, between 30 June 2005 and the Closing Date:

      (a) any dividends or other distributions have been paid or made by the Company to or in favour of any of Seller or VHB or any person related to them;

      (b)   any payments (or transfer of any other asset) have been made or have

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     25/25

            been agreed to be made by the Company to or in favour of any of Seller or VHB or any person related to them;

      (c) share or loan capital of the Company held by Seller, VHB or a person related to them has been redeemed, repurchased or repaid;

      (d) shareholder debt has been issued or increased by Seller or VHB (or any person or entity related to them) to the Company;

      (e) the Company has waived, or agreed to waive, any claim against Seller or VHB (or any person or entity related to them);

      (f) the Company has agreed to provide any service, or deliver any good or product to Seller or VHB (or any person or entity related to them) outside the ordinary course of business or at terms which are not at arm's length.

6.4 TAX INDEMNITY

      After the Closing, Seller and VHB will be responsible for, will pay, and will indemnify and hold harmless Purchaser and the Company for and against any and all liabilities, costs and expenses resulting from, arising out of, or relating to Taxes of the Company and the Business (i) with respect to any time prior to Closing; (ii) caused or arising from acts or omissions on or before the Closing; or (iii) on hidden reserves as per the Closing - such indemnification and other liability being due only if, and to the extent, such liabilities, costs and expenses are not adequately covered by a provision in the Financial Statements. For the purposes of the indemnity given by the Seller and VHB under this Section 6.4 it is agreed that the provisions of Section 5, with the exception of Section
      5.1.5 (Cap), will apply, save that the Seller's and/or VHB's liability under this Section 6.4 shall not exceed a total amount equal to the Purchase Price and any claim brought by Purchaser under this Section 6.4 shall be subject to the same time restrictions as are set out in Section
      5.3 (b).

6.5 COMPANY'S BOARD MEMBERS

      Purchaser undertakes to hold immediately after Closing and on the same day of Closing an extraordinary shareholders' meeting, which will (a) acknowledge the resignation of all former board members of the Company and
      (b) grant full discharge to all board members of the Company for any period until the Closing Date in accordance with art. 698 of the Swiss Code of Obligations.

6.6 INFORMATION TO EMPLOYEES

      Information for the employees of Company with respect to the transactions pursuant to this Agreement shall be agreed upon by Seller and Purchaser in respect of time, form and contents, and be made prior to or simultaneous with any public announcement.

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     26/26

6.7 INSURANCE

      Purchaser is aware that in principle, effective 23:59 CET on the Closing Date, the Company covered by group insurance programs relating to business and product liability insurance entered into by Seller or affiliates of Seller will cease to be insured under such programs. Purchaser may enter into new insurance contracts with regard to the Company as Purchaser may deem necessary and appropriate. Seller and Purchaser will closely cooperate so as to ensure that there is no unnecessary loss in insurance coverage.

6.8 GENERAL OBLIGATION OF PURCHASER FOLLOWING CLOSING

      Purchaser shall refrain from doing any acts or things that might give third parties (including but not limited to contractual partners and customers) reason to believe that following Closing the Company is part of the Viatel Group.

6.9 RELEASE FROM SECURITY DOCUMENTATION

      Seller and VHB shall promptly after Signing, but no later than with effect as of Closing, procure the release from the guarantees made or given by the Company in respect of the obligations of VHB and thereby the release of any and all Lien over the Shares and assets of the Company, as set forth in Annex 3.

      In respect of any guarantee given by the Company for obligations of any member of the Viatel Group, Seller and VHB shall jointly and severally indemnify and hold harmless Purchaser in respect of all claims and liabilities arising out of, or in connection with, such guarantees (including costs and expenses incurred in connection therewith).

6.10 ACCESS TO THE COMPANY

      Subject to any constraints under applicable law, Seller shall procure that Purchaser and Purchaser's legal and financial advisors and auditors are given reasonable direct access to the management, legal and financial advisors and auditors and documents of the Company to the extent this is necessary or reasonable for Purchaser or its advisors to conduct the actions contemplated under Article 6.1.

6.11 ACCESS TO INFORMATION AFTER THE CLOSING DATE

      Each Party agrees that it will co-operate with and make available to the other Party, during normal business hours, all books and records and information (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or relevant in connection with any tax filing, inquiry or dispute, in any third party litigation or any other matter requiring any such records or information in relation to the performance of this Agreement. The Party requesting any such information shall bear all reasonable out of pocket costs and expenses (including, but not limited to reasonable attorneys' fees, but excluding reimbursements for salaries and employee benefits) incurred in connection with providing such information.

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     27/27

      Specifically, Seller may require certain financial information relating to the Business for periods prior to the Closing Date for the purpose of filing federal, state, local and/or foreign tax returns and other governmental reports, and Purchaser agrees to furnish such information to Seller at Seller's request.

6.12 BUSINESS FORECASTS

      In connection with Purchaser's investigation of the Business, Purchaser has received from Seller certain projections, forecasts and other planning and budget information for the Business. Purchaser acknowledges that there are uncertain-ties inherent in attempting to make such forward-looking projections, forecasts, plans and budgets, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all forward-looking estimates, projections, forecasts, plans and budgets so furnished with, and that Purchaser will not assert any claim against Seller and/or affiliates of Seller and/or any entity which is part of the Business and/or any of their employees or advisers, respectively, or hold any such entities and/or persons liable with respect thereto.

6.13 PRESERVATION OF RECORDS

      Purchaser agrees that it shall preserve and keep all books and records relating to the Company for the period prior to the Closing Date in Purchaser's possession for a period of at least 10 years from the Closing Date. After such 10 year period, Purchaser shall be entitled to dispose of any such books and records, unless Seller gives at least 90 calendar days prior written notice requesting, at Seller's cost and expense, to remove and retain all or any part of such books and records as Seller may select.

6.14 ABSENCE OF NON-COMPETE

      For the avoidance of doubt, this Agreement does not contain or imply any non-compete obligation for any of the Parties.

6.15 ENFORCEMENT OF OTHER DIVESTITURE CONFIDENTIALITY AGREEMENTS

      Following the Closing, Seller shall give Purchaser all support reasonably requested (at no cost to Seller), in particular, but not limited to, powers of attorney and authorizations, to enforce the confidentiality agreements that Seller or their advisors have concluded with other potential purchasers of the Shares in the Company.

6.16 PAYMENT OF BROKER'S AND MANAGEMENT INCENTIVE FEES

      Seller and/or VHB have entered into arrangements with Ernst & Young in relation with the transaction contemplated under this Agreement. All costs relating to such arrangements will be borne by Seller and/or VHB and will not result in any obligations or disadvantages to Purchaser.

Share Purchase Agreement dated 20 October 2005         Execution Copy*     28/28

      The Company has entered into an incentive arrangement with Rene Waser that is linked to the successful consummation of the transaction contemplated under this Agreement. Within 20 (twenty) Business Days following the Closing Date, Seller shall pay to Purchaser in cash by wire transfer the incentive fee and social security payable thereon (if any) to be paid by the Company to Rene Waser as a result of the successful consummation of the transaction contemplated under this Agreement.

7     CONDITIONS PRECEDENT TO CLOSIN

   7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY

      The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (where permitted) by all Parties hereto, on or by the Closing Date, of the following conditions:

      (a) the approval under Swiss Merger Control Law has been obtained without any condition, requirement or limitation (except where such condition, requirement or limitation is immaterial to the ordinary course of business of either the Company, or Purchaser, or Purchaser's group), at or prior to the Closing Date, and the waiting period relating thereto has expired or been terminated by the competent authority;

      (b) no action shall be pending or threatened and no order, law, injunction or decree of any court, administrative body or arbitration tribunal exists which has the effect of making illegal or otherwise preventing or prohibiting, or which seeks to enjoin, restrain, impede or levy a substantial difficulty on, the consummation of the transactions contemplated hereunder; and

      (c) the passing, at a duly convened and held general meeting of VHB, of a resolution to approve the sale of the Shares by Seller.

   7.2 CONDITIONS TO OBLIGATIONS OF PURCHASER

      The respective obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or by the Closing Date, of the condition that:

      (a)   no Material Adverse Event shall have occurred;

      (b) save as disclosed to Purchaser, the representations and warranties of Seller and VHB pursuant to Section 3 that are qualified with reference to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and the Closing Date, except that those representations and warranties that are explicitly made as of a specific time shall be true and accurate as of such time only. Subject to the other terms of this Agreement, this Section 7.2(b) does not

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     29/29

            preclude or limit Purchaser from making a claim for misrepresentation or breach of warranty;

      (c) no Key Person (other than Joao Folgado) shall have left or announced his intention to leave the Company;

      (d) Seller shall have obtained the consents for the release of the Company (including its Shares) from the Security Documentation in the form set out in Annex 5; and

      (e) Seller and/or VHB shall have performed in all material respects all of its obligations undertaken in this Agreement or pursuant hereto that are to be performed on or by the Closing Date.

   7.3 CONDITION TO OBLIGATIONS OF SELLER

      The respective obligations of Seller to effect the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver, on or by the Closing Date, of the condition that:

      (a) Purchaser shall have performed in all material respects all of its obligations undertaken in this Agreement or pursuant hereto that are to be performed on or by the Closing Date; and

      (b) All representations and warranties of Purchaser pursuant to Section 4 shall be true and correct in all material respects as of the date of this Agreement and the Closing Date.

8     CLOSING

   8.1 DATE AND LOCATION

      The closing of this Agreement ("CLOSING") shall take place in the offices of Bar & Karrer, Brandschenkestr. 90, Zurich at the latest 5 (five) Business Days after all conditions precedent in Section 7 have been satisfied or waived, or at such other date and location as mutually agreed upon by Seller and Purchaser (the "CLOSING DATE").

      If Closing will not take place within 6 (six) months from the Signing Date at the latest, Seller may terminate this Agreement with immediate effect, all provisions of this Agreement thereby ceasing to be effective, except for Sections 9.1-9.4 and 9.12- 9.13, unless Seller and/or VHB failed to use all reasonable efforts to procure the satisfaction of the condition.

      If Closing will not take place within 6 (six) months from the Signing Date at the latest, Purchaser may terminate this Agreement with immediate effect, all provisions of this Agreement thereby ceasing to be effective, except for Sections 9.1-9.4 and 9.12- 9.13, unless Purchaser failed to use all reasonable efforts to procure the satisfaction of the condition.

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     30/30

      All actions taken at Closing shall be deemed to have occurred simultaneously. If any such action has not occurred on Closing Date, Closing shall not be deemed to have occurred.

   8.2 SELLER'S OBLIGATIONS

      At Closing,

      (a) Seller shall deliver to Purchaser certificates representing the Shares and do all such other acts and deliver such documents as may be required under applicable law to transfer all of the shares of the Company from Seller to Purchaser;

      (b) Seller shall deliver to Purchaser an updated Disclosure Letter (if any) in agreed form and to the extent permitted under Section 5.1.7
            (a);

      (c) Seller shall deliver to Purchaser a copy of the minutes of the general meeting of VHB as evidence of the satisfaction of the condition set out in Section 7.1(c);

      (d) Seller shall deliver to Purchaser a certified copy of any power of attorney under which any of the transfers or other documents referred to in this Article 8.2 are executed, including evidence satisfactory to Purchaser or necessary pursuant to applicable law of the binding authority of any person signing on behalf of Seller;

      (e) Seller shall deliver to Purchaser a certificate dated the Closing Date as to the satisfaction of the conditions set out in Section 7.2;

      (f) Seller shall deliver to Purchaser resignation letters of the members of the board of directors of the Company, declaring their resignation as of the Closing Date as members of the board of directors waiving any rights of any kind towards the Company;

      (g) Seller shall deliver to Purchaser evidence as to the termination (at no cost and without any remaining liabilities for the Company) of all intercompany arrangements among the Company and Seller or any of its affiliates in the form attached hereto as Annex 4;

      (h) Seller shall deliver to Purchaser duly executed declarations, in the form attached hereto as Annex 5, from each relevant party to the Security Documentation irrevocably and unconditionally releasing and acquitting, as of the Closing Date, the Company (including the Shares) from any and all obligations under the Security Documentation as set forth in Annex 3;and

      (i) Seller shall deliver to Purchaser three original copies of the Escrow Agreement in the form attached hereto as Annex 2 duly signed by the Escrow Agent and Seller.

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     31/31

   8.3 PURCHASER'S OBLIGATIONS

      At the Closing:

      (a) Purchaser shall transfer the amount of CHF 1'500'000 (one million five hundred thousand Swiss Francs) (the "ESCROW AMOUNT") in cash by electronic transfer in immediately available funds to the account of the Escrow Agent;

      (b) Purchaser shall pay the Purchase Price less the Escrow Amount in cash by electronic transfer in immediately available funds in favour of Seller to VHB's bank account no. 11477366 at Lloyds TSB Bank;

      (c) Purchaser shall deliver to Seller a certificate dated the Closing Date as to the satisfaction of the conditions set out in Sections 7.1(a) and 7.3;

      (d)   Purchaser shall countersign the Escrow Agreement; and

      (e) Purchaser shall deliver to Seller a certified copy of any power of attorney under which any of the transfers or other documents referred to in this Section 8.3 are executed, including evidence satisfactory to Seller or necessary pursuant to applicable law of the binding authority of any person signing on behalf of Purchaser.

9     MISCELLANEOUS

   9.1 TRANSACTION COSTS

      All costs relating to this Agreement shall be borne by the Parties hereto, with each Party bearing its own costs (including but not limited to attorney's fees, financial advisers, taxes and any other tax or cost that a Party shall bear by operation of law, etc.), whereas the security transfer tax, if any, shall be borne by Purchaser.

   9.2 CONFIDENTIALITY

      Each Party will hold, and will use its reasonable best efforts to cause its affiliates, and their respective representatives and advisers to hold at all times, in strict confidence from any person (other than its affiliates or their representatives or advisers), (i) unless compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary governmental approvals of this Agreement and the transactions contemplated hereby) or by other requirements of law or regulations derived therefrom or (ii) unless disclosed in an action or proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other Party or any of its affiliates furnished to it by such Party or its representatives and advisers in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been:

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     32/32

      (a) previously known by the Party receiving such documents or information;

      (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault and by reason other than a breach of this confidentiality agreement of such receiving Party; or

      (c) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential;

      provided, however, that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Company furnished by Sellers hereunder.

      In the event the transactions contemplated hereby are not consummated, upon the request of the other Party, each Party hereto will, and will cause its affiliates and their respective representatives and advisers to, promptly (and in no event later than 10 (ten) Business Days after such request) return or cause to be returned all copies of documents and information, including, but not limited to, (i) the data room documents and (ii) the documents and information furnished pursuant to Article 6.1, furnished by the other Party in connection with this Agreement or the transactions contemplated hereby, except for one copy that may be retained by each adviser to either Party hereto for the files which they are required to keep in their capacity as professional advisers and which shall be kept strictly confidential.

   9.3 PUBLIC ANNOUNCEMENTS

      Immediately upon Signing, Seller and Purchaser shall jointly communicate and inform the press and the public regarding the transactions contemplated by this Agreement. Thereafter, both Seller and Purchaser shall consult each other before issuing any press release or otherwise making any public statement with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and without the other Party's prior written approval. The restrictions set out in this Section 9.3 shall not apply, however, to the extent that the issue of any public statement is required under any applicable law or by any securities exchange or regulatory or governmental body, it nevertheless being agreed that the issue of any such public statement shall be made after consultation with the other Party where possible.

   9.4 WAIVER/REMEDIES

      Except if applicable law or this Agreement require the exercise of a right within a certain period of time, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver or partial exercise on the part of the Parties of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege which is not precluded by this Agreement.

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   9.5 ENTIRE AGREEMENT

      This Agreement together with the Annexes and all documents referred to herein constitutes the entire Agreement between the Parties with respect to the subject matter of this Agreement and shall replace all other prior agreements or understandings of the Parties relating thereto.

   9.6 AMENDMENTS AND MODIFICATIONS

      This Agreement may not be amended or modified except by a document in writing duly executed by the Parties hereto. This undertaking itself may only be modified by an agreement in writing.

   9.7 DUTY TO COOPERATE

      Seller, Purchaser and the Company undertake to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of tax returns and any audit, litigation or other proceedings in order to safeguard their interests vis-a-vis third parties.

   9.8 NOTICES

      Notices hereunder shall be in writing. Notice shall be deemed received upon receipt of a registered letter addressed as follows:

If to Seller and/or VHB:

                                 Viatel Holding (Europe) Limited and/or Viatel Holding (Bermuda) Limited
                                 Attn: Stuart Blythe/Group General Counsel
                                 Inbucon House
                                 Wick Road
                                 UK - Egham, Surrey
                                 TW20 0HR
                                 Fax: +44 (0) 1784 494
                                 Email: stuart.blythe@viatel.com

with a copy to:

                                 Bar & Karrer
                                 Attn. Michele Bernasconi
                                 Brandschenkestrasse 90
                                 CH -8027 Zurich
                                 Switzerland

                                 Fax: +41 58 261 50 01
                                 Email: m.bernasconi@baerkarrer.ch

Share Purchase Agreement dated 20 October 2005         Execution Copy*     34/34

If to Purchaser:

                                 Swisscom Fixnet AG
                                 Attn: Heinz Herren
                                 Alte Tiefenaustrasse 6
                                 Worblaufen
                                 CH - 3050 Bern

                                 Fax: +41 31 342 30 37
                                 Email: heinz.herren@swisscom.com

with each a copy to:

                                 Swisscom AG
                                 Attn: Thomas Schonholzer, Senior Counsel
                                 Alte Tiefenaustrasse 6
                                 Worblaufen
                                 CH - 3050 Bern

                                 Fax: +41 31 342 76 08
                                 Email: thomas.schoenholzer1@swisscom.com

                                 Homburger Rechtsanwalte
                                 Attn: Flavio Romerio
                                 Weinbergstrasse 56/58
                                 CH-8006 Zurich
                                 Fax: +41 43 222 15 00
                                 Email: flavio.romerio@homburger.ch

   9.9 SEVERABILITY

      Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under the applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity and be replaced by such valid and enforceable provision which the Parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and attaining the same or a similar economic effect. The remaining provisions of this Agreement shall continue to be binding and in full force and effect.

   9.10 ASSIGNMENT

      No Party may assign, in whole or in part, or delegate all or any part of its rights, interests or obligations under this Agreement to any person without the prior written approval of the other Party. Any assignment or delegation made without such approval shall be null and void.

   9.11 DRAFTED BY ALL PARTIES

      The Parties agree that they jointly negotiated and prepared this Agreement and that it shall not be construed against any Party on the grounds that such Party prepared or drafted the same.

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     35/35

   9.12 GOVERNING LAW

      This Agreement shall be governed and construed in accordance with the internal substantive law of Switzerland (excluding Swiss Private International Law and International Treaties in particular the United Nations Convention on Contracts for the International Sale of Goods of
      1980).

   9.13 DISPUTE RESOLUTION

      All disputes arising out of or in connection with this Agreement, including disputes on its conclusion, binding effect, amendment and termination shall be resolved, to the exclusion of the ordinary courts, by an arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich. The arbitral proceedings shall be conducted in English.

   9.14 COUNTERPARTS

      This Agreement is executed in three counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

                             SIGNATURES ON NEXT PAGE

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Share Purchase Agreement dated 20 October 2005         Execution Copy*     36/36

SIGNATURES

______________, this _____________

VIATEL HOLDING (EUROPE) LTD

________________________________              __________________________________
Name: /s/Lucy Woods                           Name:
Title: CEO                                    Title:

VIATEL HOLDING (BERMUDA) LTD

________________________________              __________________________________
Name: /s/Lucy Woods                           Name:
Title: CEO                                    Title:

______________, this _____________

SWISSCOM FIXNET AG

________________________________              __________________________________
Name:/s/ Mario Rossi                          Name:/s/ Heinz Herren
Title: CFO                                    Title: Head of Fixnet SME

Share Purchase Agreement dated 20 October 2005         Execution Copy*     37/37

                                     ANNEX 1

                                DISCLOSURE LETTER

FROM:

Viatel Holding (Europe) Ltd, Inbucon House, Wick Road, Egham, Surrey TW20 0HR and
Viatel Holding (Bermuda) Ltd, Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda

[PLACE/DATE]

TO:

SWISSCOM FIXNET AG
Alte Tiefenaustrasse 6, Worblaufen, CH-3050 Bern, Switzerland

DISCLOSURE LETTER

Dear Sirs

We refer to the Share Purchase Agreement (the "Agreement") dated today to be entered into today between Viatel Holding (Europe) Ltd (the "Seller") and Viatel Holding (Bermuda) Ltd ("VHB") and Swisscom Fixnet AG (the "Purchaser") for the sale and purchase of all existing shares of Cybernet (Schweiz) AG.

This letter together with the schedule and annexes hereto is the Disclosure Letter referred to in the Agreement and constitutes formal disclosure to the Purchaser for the purposes of the Agreement of the facts and circumstances which are or may be inconsistent with the representations and warranties referred to in Section 3 of the Agreement (the "Representations and Warranties"). Such facts and circumstances will be deemed to qualify the Representations and Warranties accordingly.

1.     PRELIMINARY MATTERS

      1. Terms defined in the Agreement shall have the same meaning in this letter.

      2. References in this letter to sections shall, unless the context otherwise requires, be to those sections in Section 3 of the Agreement. Such references are for convenience only and shall not alter the construction of

Share Purchase Agreement dated 20 October 2005         Execution Copy*     38/38

            this letter nor in any way limit the effect of any of the disclosures, all of which are made against the Representations and Warranties as a whole. A disclosure or qualification made by reference to any particular section shall be deemed to be made also in respect of any other section to which the disclosure or qualification may be applicable.

      3. The disclosure for any matter or document shall not imply any representation, warranty or undertaking not expressly given in the Agreement nor shall such disclosure be taken as extending the scope of any of the Representations and Warranties.

2.    DISCLOSURES

      1. By way of disclosure, the following matters are disclosed or deemed disclosed to the Purchaser:

            i)    All matters contained or referred to in Schedule 1.

            ii) All matters the factual basis of which was fairly disclosed in any of the documents contained in the data room and listed in the Data Room Index provided, however, that the Parties have agreed that matters relating to the Representations and Warranties set out in Sections 3.4 (Capital Structure of the Company), 3.8 (Litigation), 3.19 (as with regard to the Intercompany Payable only) and 3.20 (Intercompany Loans and Waivers) of the Agreement shall not be deemed disclosed by reference to the documents listed in the Data Room Index, but exclusively by reference to Schedule 1 hereto.

            iii) All matters disclosed, provided for, noted or referred to in the audited financial statements of the Company of 31 December 2004.

            iv) All matters disclosed, provided for or referred to in the financial statements as of 31 July 2005 as reviewed by Deloitte & Touche AG.

            v) All matters which are a matter of public record and/or otherwise within the public domain.

      2. In addition to anything disclosed in the Agreement and/or from the documents listed in the Data Room Index, the matters set out in
            Schedule 1 of this letter shall be disclosed additionally, respectively specifically as to matters set out in section 1(ii) above, or reinforced in relation to the Representations and Warranties.

Sincerely yours,

Viatel Holding (Europe) Ltd

Share Purchase Agreement dated 20 October 2005         Execution Copy*     39/39

_______________________________
Name
Title:

Viatel Holding (Bermuda) Ltd

_______________________________
Name
Title:

Swisscom Fixnet AG acknowledges the receipt of this letter on [DATE]

_______________________________              _______________________________
Name:                                        Name:
Title:                                       Title:

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                                     ANNEX 2

                         ESCROW AGREEMENT (AGREED FORM)

Share Purchase Agreement dated 20 October 2005         Execution Copy*     41/41

                                     ANNEX 3

                         LIST OF SECURITY DOCUMENTATION

US LAW GOVERNED SECURITY DOCUMENTS

      1. Investment and Note Purchase Agreement between VHB and the Purchasers (as defined therein) (Data Room Index Ref:I.1.2.1.33);

      2.    Convertible Senior Secured Loan Notes issued by VHB to Noteholders;

      3. Registration Rights Agreement between VHB and the Investors (as defined therein) and Lucy Woods (Data Room Index Ref:I.1.2.1.30);

SWISS LAW GOVERNED SECURITY DOCUMENTS

      1. Share Pledge Agreement between the Seller and the Law Debenture Trust Corporation plc regarding a pledge of all shares of Viaphone AG and the Company (Data Room Index Ref:I.1.2.1.31);

      2. Receivables Assignment between the Company and the Law Debenture Trust Corporation plc (Data Room Index Ref:I.1.2.1.32); and

      3. Bank Account Assignment Agreement dated 24 March 2005 between Cybernet (Schweiz) AG and The Law Debenture Trust Corporation p.l.c. regarding The Assignment of Claims under Bank Accounts of the Assignor (Data Room Index Ref: I.1.2.1.37),

ENGLISH LAW GOVERNED SECURITY DOCUMENT

      1. Security Trust and Intercreditor Deed made between VHB and the Law Debenture Trust Corporation plc (Data Room Index Ref:I.1.2.1.35);

      2. Security Agreement between the Seller and the Law Debenture Trust Corporation plc.

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                                     ANNEX 4

             AGREED FORM OF TERMINATION OF INTERCOMPANY ARRANGEMENTS

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                                     ANNEX 5

                             AGREED FORM OF RELEASES

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                                     ANNEX 6

                                 DATA ROOM INDEX